Exhibit 99.1
ODYSSEY RE HOLDINGS CORP.
RESTRICTED SHARE AND EQUITY VALUE PLAN
(As Amended and Restated Effective as of October 28, 2009)
          1. Purpose. The purpose of the ODYSSEY RE HOLDINGS CORP. RESTRICTED SHARE AND EQUITY VALUE PLAN, as amended from time to time (the “Plan”), is to promote the success and enhance the value of Odyssey Re Holdings Corp., a Delaware corporation, and any successor thereto (the “Company”), by providing participants with an incentive for outstanding performance. The Plan is further intended to assist the Company in its ability to motivate, and retain the services of, participants upon whose judgment, interest and special effort the successful conduct of the Company’s and its Subsidiaries’ (as such term is defined below) operations is largely dependent.
          2. Definitions and Rules of Construction.
          (a) Definitions. For purposes of the Plan, the following capitalized words shall have the meanings set forth below:
     “Award” means an award of Restricted Cash Units or REVRs, as the case may be, made pursuant to Section 7 and the applicable Award Document.
     “Award Document” means an agreement, certificate or other type or form of document or documentation approved by the Committee, which sets forth the terms and conditions of an Award. An Award Document may be in written, electronic or other media, may be limited to a notation on the books and records of the Company and, unless the Committee requires otherwise, need not be signed by a representative of the Company or a Participant.
     “Board” means the Board of Directors of the Company.
     “Book Value Per Share” or “BVPS” means the total shareholders’ equity of the Company attributable to the common equity as of an applicable Quarter Date, as adjusted for dividends, capital contributions or other extraordinary events (in each case, as determined by the Board or the Committee in its sole discretion), divided by 58,443,149.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations (including any proposed regulations) promulgated thereunder.
     “Committee” means the Compensation Committee of the Board, or such other committee of the Board as may be designated from time to time by the Board to administer the Plan.
     “Common Stock” means the common stock of the Company.
     “Date of Grant” means the date of grant of an Award as set forth in the applicable Award Document.

     “Disability” means an Employee’s inability to fulfill his or her employment or directorial obligations to the Company or any Subsidiary by reason of any medically determinable physical or mental impairment which has lasted or in the determination of the Committee or of other person(s), if any, as the Committee may appoint with the consent of the Board, is likely to last for a continuous period of at least twenty-six (26) weeks or for any period of twenty-six (26) weeks (whether or not consecutive) in any consecutive twelve (12) month period.
     “Effective Date” means May 23, 2001.
     “Effective Time” means October 28, 2009, at 1:19 P.M., the date and time at which the Merger became effective, as set forth in Section 2.03 of the Merger Agreement.
     “Eligible Individual” means an individual described in Section 5(a) who is eligible for an Award under the Plan.
     “Employee” means a director or an employee of the Company or of any Subsidiary (including, without limitation, a common law employee, or an individual who provides substantial service for the Company or any Subsidiary pursuant to a contractual arrangement entered into by and between the Company or any Subsidiary and an independent entity).
     “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder.
     “Fairfax” means Fairfax Financial Holdings Limited.
     “Merger” means the merger of Fairfax Investments USA Corp. with and into the Company as contemplated by the Merger Agreement.
     “Merger Agreement” means the Agreement and Plan of Merger, dated as of September 18, 2009, entered into by and among Fairfax, Fairfax Investments USA Corp., and the Company.
     “Participant” means an individual who has been granted an Award under the Plan.
     “Prior Plan” means the Plan as in effect immediately prior to the Effective Time.
     “Pro Rata Portion” means, with respect to any Award, the portion represented by the fraction A divided by B, where A is the number of days from (but excluding) the date the particular Award was granted until (and including) the particular date and B is the number of days from (but excluding) the date the particular Award was granted until (and including) the date when the Restricted Period and any other restrictions imposed under such Award would have lapsed.
     “Quarter Date” means, with respect to any date, the last day of the most recently completed quarter of the Company for which Fairfax has publicly released its earnings report, or in the event that Fairfax does not intend to publicly release an earnings report, for which financial statements that report the Company’s book value are available
     “Restricted Cash Unit” means the right to receive, subject to the satisfaction of the terms and conditions set forth herein and in the applicable Award Document (including, without limitation, vesting requirements), an amount of $65.00, in cash, without interest, upon cancellation of each Restricted Share pursuant to the terms and conditions of the Merger Agreement.
     “Restricted Period” means, with respect to any Award, the period of time determined by the Committee in accordance with the terms of the Plan during which such Award is subject to the restrictions set forth in the applicable Award Document.
     “Restricted Share” means, prior to its cancellation and conversion to a Restricted Cash Unit at the Effective Time, a share of Common Stock granted under the Prior Plan that has not vested or remains subject to forfeiture, transfer or other restrictions in accordance with Section 7 and the applicable Award Document.
     “Retirement Age” means the age regarded by the Company or a Subsidiary as the normal retirement age for its employees in general, based upon the Company’s or the Subsidiary’s normal employment and related policies and practices.
     “REVR” means a restricted equity value right to receive a cash payment based on the REVR Value upon the lapse of forfeiture, transfer or other restrictions applicable to such REVR in accordance with Section 7 and the applicable Award Document.
     “REVR Value” means BVPS as of the applicable Quarter Date.
     “Subsidiary” means any (i) corporation if fifty percent (50%) or more of the total combined voting power of all classes of stock is owned, either directly or indirectly, by the Company or another Subsidiary or (ii) limited liability company if fifty percent (50%) or more of the membership interests is owned, either directly or indirectly, by the Company or another Subsidiary.
     “Termination of Employment” means a Participant’s termination of employment or directorship with the Company or a Subsidiary for any reason whatsoever (including, without limitation, as a result of termination by the Company or a Subsidiary without cause) at a time immediately after which the Participant is not (and is not imminently about to be) an employee or a director of either the Company or any Subsidiary.
          (b) Rules of Construction. The masculine pronoun shall be deemed to include the feminine pronoun and the singular form of a word shall be deemed to include the plural form, unless the context requires otherwise. Unless the text indicates otherwise, references to sections are to sections of the Plan.

          3. Administration.
          (a) Power and Authority of the Committee. The Plan shall be administered by the Committee (subject to the approval of, ratification by, or other action taken by, the Board, if necessary to satisfy the requirements of Rule 16b-3 promulgated under Section 16 of the Exchange Act), which shall have full power and authority, subject to the express provisions hereof:
     (i) to select Participants from the Eligible Individuals;
     (ii) to make Awards in accordance with the Plan;
     (iii) to determine the number of REVRs, Restricted Cash Units or other securities, subject to each Award;
     (iv) to determine the terms and conditions of each Award, including, without limitation, those related to transferability, vesting, the lapse of the Restricted Period and forfeiture, and the effect, if any, of a Participant’s Termination of Employment, and including the authority to adjust the terms of an Award to comply with the laws of any applicable jurisdiction;
     (v) to determine the BVPS and the REVR Value applicable to each Award;
     (vi) to amend the terms and conditions of an Award after the granting thereof to a Participant in a manner that either is not prejudicial to the rights of such Participant in such Award or has been consented to in writing by the Participant;
     (vii) to specify and approve the provisions of the Award Documents delivered to Participants in connection with their Awards;
     (viii) to construe and interpret any Award Document delivered under the Plan;
     (ix) to prescribe, amend and rescind rules and procedures relating to the Plan;
     (x) subject to the provisions of the Plan and subject to such additional limitations and restrictions as the Committee may impose, to delegate to one or more officers of the Company some or all of its authority under the Plan;
     (xi) to employ such legal counsel, independent auditors and consultants as it deems desirable for the administration of the Plan and to rely upon any opinion or computation received therefrom; and
     (xii) to make all other determinations (including, without limitation, factual determinations) and to formulate such procedures as may be necessary or advisable for the administration of the Plan.
          (b) Plan Construction and Interpretation. The Committee shall have full power and authority, subject to the express provisions hereof, to construe and interpret the Plan.

          (c) Determinations of Committee Final and Binding. All determinations by the Committee in carrying out and administering the Plan and in construing and interpreting the Plan shall be final, binding and conclusive for all purposes and upon all interested persons. Every action, including an exercise of discretion by the Committee, is wholly without precedent value for any purpose.
          4. Common Stock Subject to the Plan. Effective as of the Effective Time, no Common Stock shall be issued with respect to any Award.
          5. Participation.
          (a) Eligible Individuals. Awards may be granted by the Committee, in its sole discretion, to those individuals who are Employees of the Company and any Subsidiary that is selected by the Company from time to time to participate in the Plan.
          (b) Awards to Participants. The Committee shall have no obligation to grant any Eligible Individual an Award or to designate an Eligible Individual as a Participant.
          6. Award Document. The terms and provisions of each Award shall be set forth in an Award Document in a form approved by the Committee, which shall incorporate the Plan by reference. The vesting, forfeiture and other restrictions applicable to an Award (which may include, without limitation, restrictions on transferability) shall be determined by the Committee and may be set forth in the applicable Award Document.
          7. Awards.
          (a) Terms of Awards Generally.
     (i) Pursuant to the terms of the Merger Agreement, as of the Effective Time, each share of Common Stock underlying a Restricted Share shall be cancelled and converted into a Restricted Cash Unit. Each Restricted Cash Unit shall be subject to the terms and conditions, including, without limitation, vesting schedule and forfeiture, that were applicable to each such Restricted Share prior to the Effective Time (other than the right to receive Common Stock) in accordance with this Section 7 and any applicable Award Document. Subject to the terms of the Plan and the applicable Award Document, upon the lapse of the Restricted Period applicable to such Restricted Cash Unit, a Participant shall receive $65.00, in cash, without interest, for each such Restricted Cash Unit within thirty (30) days. A Participant shall not have any stockholder rights with respect to such Restricted Cash Units, including, without limitation, the right to vote or to receive dividends.
     (ii) In the event that a Participant elects to convert Restricted Cash Units into REVRs following the Effective Time, each REVR shall be subject to the terms and conditions, including, without limitation, vesting schedule and forfeiture, that would have been applicable to each such Restricted Cash Unit at the Effective Time in accordance with this Section 7 and any applicable Award Document; and upon the lapse of the Restricted Period applicable to each such REVR, a Participant shall receive the REVR

Value, in cash, for each such REVR within thirty (30) days. A Participant shall not have any stockholder rights with respect to such REVRs, including, without limitation, the right to vote or to receive dividends.
     (iii) Notwithstanding Section 7(a)(ii), following the Effective Time, REVRs may be granted to any Eligible Individual by the Committee, in its sole discretion. Each REVR shall be evidenced by an Award Document (provided that if there is any conflict between the terms of an Award Document and the terms of the Plan, the latter shall prevail). The Award Document with respect to a REVR shall set forth the terms, conditions and restrictions applicable to such REVR, including, without limitation, vesting and forfeiture. Subject to the terms of the Plan and the applicable Award Document, upon the lapse of the Restricted Period applicable to a REVR, a Participant shall receive the REVR Value, in cash, for each such REVR within thirty (30) days. A Participant shall not have any stockholder rights with respect to a REVR, including, without limitation, the right to vote or to receive dividends.
          (b) Restrictions. To the extent applicable, Restricted Cash Units and REVRs shall be subject to the following restrictions until the expiration of the applicable Restricted Period, and to such other terms and conditions as may be set forth in the applicable Award Document: the Restricted Cash Unit or REVR, as the case may be, shall be subject to the restrictions on transferability set forth in the applicable Award Document, and shall be subject to forfeiture to the extent provided herein and in the applicable Award Document; to the extent such Awards are forfeited, all rights of the Participant to such Restricted Cash Unit or REVR, as the case may be, shall terminate without further obligation on the part of the Company.
          (c) Restricted Period. The duration of the Restricted Period and the other restrictions, if any, that shall be imposed upon the Restricted Cash Units or REVRs, as the case may be, shall be determined by the Committee in its sole discretion and set forth in the applicable Award Document. Subject to the terms of the Plan and the applicable Award Document, the Committee may, in any particular case, in its sole discretion and without precedent value, reduce any Restricted Period or any other restrictions regarding the transferability or forfeiture of all or a portion of any Award.
          (d) Death; Disability; Reaching Retirement Age and Termination of Employment. Unless otherwise determined by the Committee, in its sole discretion, or specified in the applicable Award Document:
     (i) upon the death or Disability of a Participant (the Committee’s determination as to whether or not a Participant has incurred a Disability being final and conclusive and binding on all persons), the Restricted Period applicable to each grant of Restricted Cash Units or REVRs, as the case may be, shall end as to the Pro Rata Portion (the number of Restricted Cash Units or REVRs, as the case may be, so calculated being rounded to the next highest whole number, if such number would otherwise include a fraction), and the remainder of the Restricted Cash Units or REVRs, as applicable, comprising such grant shall be forfeited without any payment to such Participant;

     (ii) upon a Participant’s reaching Retirement Age, the Restricted Period applicable to any Restricted Cash Units or REVRs, as the case may be, shall terminate; and
     (iii) upon a Participant’s Termination of Employment for any reason other than as a result of death, Disability or reaching Retirement Age, all of the Participant’s Restricted Cash Units or REVRs, as applicable, shall be forfeited without any payment to such Participant.
Notwithstanding the foregoing, the Committee may, in any particular case, in its sole discretion and without precedent value, suspend or vary the operation of the foregoing provisions, upon such terms and to such extent as it may determine, but only in a manner that is not adverse to the Participant and complies with applicable laws.
          (e) Cash Payment. Upon the expiration of the Restricted Period with respect to any Restricted Cash Units or REVRs, as applicable, a cash payment shall be made to a Participant pursuant to Section 7(a).
          8. General Provisions.
          (a) Non-Transferability of Award. Unless the Committee determines otherwise in its sole discretion, no Award or amount payable under, or interest in, the Plan shall be transferable by a Participant except by will or the laws of descent and distribution or otherwise be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge; provided, however, that the Committee may, in its sole discretion and subject to such terms and conditions as it shall specify, permit the transfer of an Award for no consideration to a Participant’s family members or to one or more trusts or partnerships established in whole or in part for the benefit of one or more of such family members (collectively, “Permitted Transferees”). Any Award transferred to a Permitted Transferee shall be further transferable only by will or the laws of descent and distribution or, for no consideration, to another Permitted Transferee of the Participant. The Committee may, in its sole discretion, permit transfers of Awards other than those contemplated by this Section 8(a).
          (b) No Right to Continued Employment. No Eligible Individual or Participant shall have any claim or right to receive grants of Awards under the Plan. Nothing in the Plan or in any Award or Award Document shall confer upon any Employee any right to continued employment or directorship with the Company or any Subsidiary or interfere in any way with the right of the Company or any Subsidiary to terminate the employment or directorship of any of its Employees at any time, with or without cause. Each Participant, by accepting an Award, has been deemed to agree with the Company and its Subsidiaries that he or she will not be entitled to any damages, payment or claim with respect to or as a result of any forfeiture of an Award which occurs as a result of the termination of the Participant’s employment or directorship with the Company or any Subsidiary, regardless of the reason for or circumstances of such employment or directorship termination, or whether such employment or directorship termination was or was not wrongful and of whether or not the period of notice of termination given to the Participant was sufficient.

          (c) Consent to Plan. By accepting any Award or other benefit under the Plan, each Participant and each person claiming under or through such Participant shall be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, any action taken under the Plan by the Company, the Board or the Committee.
          (d) Wage and Tax Withholding. The Company or any Subsidiary is authorized to withhold from any Award or payment in respect of an Award or any compensation or other payment to a Participant amounts of withholding and other taxes due in connection with any Award, and to take such other action as the Committee may deem necessary or advisable to enable the Company and the Participant to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority for the Company to withhold or receive cash payments or other property and to make cash payments in respect thereof in satisfaction of a Participant’s tax obligations, either on a mandatory or elective basis, in the sole discretion of the Committee.
          (e) Compliance with Securities Laws. No payment may be made in respect of an Award, unless the issuance complies with all applicable securities laws.
          (f) Unfunded Plan. The Plan is intended to constitute an “unfunded” plan for incentive compensation. Nothing contained in the Plan (or in any Award Documents or other documentation related thereto) shall give any Participant any rights that are greater than those of a general creditor of the Company; provided, however, that the Committee may authorize the creation of trusts and deposit therein cash or other property or make other arrangements to meet the Company’s obligations under the Plan. Such trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee determines otherwise. The trustee of such trusts may be authorized to dispose of trust assets and reinvest the proceeds in alternative investments, subject to such terms and conditions as the Committee may specify.
          (g) Other Employee Benefit Plans. Payments received by a Participant under any Award made pursuant to the Plan shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan or similar arrangement provided by the Company, unless otherwise specifically provided for under the terms of such plan or arrangement or by the Committee.
          (h) Expenses. The costs and expenses of administering and implementing the Plan shall be borne by the Company.
          (i) Liability and Indemnification.
     (i) Neither the Company nor any Subsidiary shall be responsible in any way for any action or omission of the Committee or any other fiduciaries in the performance of their duties and obligations as set forth in the Plan. Furthermore, neither the Company, any Subsidiary nor the Committee shall be responsible for any act or omission of any of their agents, or with respect to reliance upon the advice of their counsel, provided that the Company, the appropriate Subsidiary or the Committee, as the case may be, relied in good faith upon the action of such agent or the advice of such counsel.

     (ii) Neither the Company, any Subsidiary, the Committee, nor any agent, employee, officer, director, stockholder or member of any of them, nor any other person shall have any liability or responsibility to any Participant or otherwise with respect to the Plan, except with respect to fraud, bad faith or willful misconduct on their part or as otherwise expressly provided herein.
          (j) Cooperation of Parties. All parties to the Plan and any person claiming any interest hereunder agree to perform any and all acts and execute any and all documents and papers which are necessary or desirable for carrying out the Plan or any of its provisions.
          (k) Notices. Each notice relating to the Plan shall be in writing and delivered by recognized overnight courier or certified mail to the proper address or, optionally, to any individual personally. Except as otherwise provided in any Award Document, all notices to the Company or the Committee shall be addressed to it c/o the Company at its registered office, Attn: Corporate Secretary. All notices to Participants, former Participants, beneficiaries or other persons acting for or on behalf of such persons that are not delivered personally to an individual shall be addressed to such person at the last address for such person maintained in the records of the Committee or the Company.
          9. Recapitalization or Reorganization.
          (a) Authority of the Company and Stockholders. The existence of the Plan, the Award Documents and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any dividend or other distribution, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the capital stock of the Company or the rights thereof or which are convertible into or exchangeable for capital stock of the Company, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
          (b) Change in Capitalization. Notwithstanding any provision of the Plan or any Award Document, any REVRs awarded under the Plan may be equitably adjusted in the event of a recapitalization, reorganization, merger, consolidation, combination, or other extraordinary corporate event in order to preserve, but not increase, the benefits or potential benefits intended to be made available under the Plan. Subject to the terms hereof, such adjustments shall be made by the Committee, in its sole discretion, whose determination as to what adjustments shall be made, and the extent thereof, shall be final.
          10. Effective Date. The Plan was effective on the Effective Date and shall remain in effect until it has been terminated pursuant to Section 11.
          11. Amendment; Suspension and Termination. Notwithstanding anything herein to the contrary, the Board or the Committee may, at any time, terminate or, from time to time, amend, modify or suspend the Plan; provided, however, that no amendment or modification which must be approved by stockholders pursuant to applicable rules of an exchange or any requirements of the Code and the regulations promulgated thereunder, shall be effective without stockholder approval. However, except as otherwise expressly provided herein, no amendment, modification, suspension or termination of the Plan shall alter the rights of any Participant existing at such time with respect to Restricted Cash Units or REVRs, except with the express written consent of such Participant. The Plan shall continue until terminated by the Company pursuant to this Section 11.
          12. Six-Monthly Delay for Specified Employees. Notwithstanding anything herein to the contrary, if a Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), as determined under the Company’s established methodology for determining specified employees, on the date of the Participant’s “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Code, any payment hereunder that provides for a “deferral of compensation” within the meaning of Section 409A of the Code shall not be paid or commence to be paid on any date prior to the first business day after the date that is six months following the Participant’s termination of employment or service; provided, however, that a payment delayed pursuant to this Section 12 shall commence earlier in the event of the Participant’s death prior to the end of the six-month period. Any such delayed payments shall be accumulated and paid on the first day of the seventh calendar month following the date of separation from service.
          13. Section 409A Compliance.
          (a) Notwithstanding any contrary provision in the Plan, an Award Document or an Award, if any provision of the Plan, an Award Document or an Award contravenes any regulations or guidance promulgated under Section 409A of the Code or would cause any person to be subject to additional taxes, interest or penalties under Section 409A of the Code, such provision of the Plan, an Award Document or an Award may be modified by the Committee without notice and consent of any person in any manner the Committee deems reasonable or necessary. In making such modifications, the Committee shall attempt, but shall not be obligated, to maintain, to the maximum extent practicable, the original intent of the applicable provision without contravening the provisions of Section 409A of the Code. Moreover, any discretionary authority that the Committee may have pursuant to the Plan shall not be applicable to an Award that is subject to Section 409A of the Code to the extent such discretionary authority would contravene Section 409A of the Code.
          (b) If any amount owed to a Participant under this Plan is considered for purposes of Section 409A of the Code to be owed to the Participant by virtue of his or her termination of employment or service, such amount shall be paid if and only if such termination of employment or service constitutes a “separation from service” with the Company, determined using the default provisions set forth in Treasury Regulation §1.409A-1(h) or any successor regulation thereto.
          14. Governing Law. The validity, construction and effect of the Plan, any rules and regulations relating to the Plan, and any Award shall be determined in accordance with the laws of the State of Delaware applicable to contracts to be performed entirely within such state and without giving effect to principles of conflicts of laws.